ESCROW AGREEMENT

ESCROW AGREEMENT ("Escrow Agreement") dated as of November 5, 2014 by and among Max Sound Corporation ("Lender") and Adar Bays, LLC, a Florida limited liability Company ("Borrower") and New Venture Attorneys PC (“Escrow Agent”).

WHEREAS, On May 5, 2014 the Borrower has issued a $105,000 full recourse collateralized note (the “Borrower Note”) to the Lender secured by a $105,000 note issued by the Lender to the Borrower (the “(Lender Note”); and

WHEREAS, The Borrower desires to covert the Lender Note which is securing the Borrower Note; and

WHEREAS, the parties have agreed that the Borrower shall deposit $105,000 into an attorney client trust account maintained by New Venture Attorneys PC in order to release the Lender Note as collateral and replace it with cash so that the Borrower may convert the Lender Note.

NOW THEREFORE, in consideration of the respective premises, mutual covenants and agreements of the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                  Deposit of $105,000. The Borrower will deposit $105,000 into the New Venture Attorneys P.C. IOLTA client trust account to secure its obligations under the Borrower Note.

2.	Default and Delivery of Funds

(a)                In the event of a default under the Borrower Note. The Lender may send a demand notice to the Escrow Agent demanding payment of the $105,000.00. After validating the default, the Escrow Agent shall remit the $105,000 to the Lender.

(b)               At the time the Borrower desires to pay the $105,000 back end note, the Escrow Agent shall wire the funds directly to the Lender.

3.                  Concerning the Escrow Agent. To induce the Escrow Agent to act hereunder, it is further agreed by the undersigned that:

(a)                This Escrow Agreement expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall, on the part of the Escrow Agent, be read into this Escrow Agreement. The Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Escrow Agreement.

(b)	The Escrow Agent shall not be liable for any action or failure to act in its capacity as Escrow Agent hereunder unless such action or failure to act shall constitute willful misconduct on the part of the Escrow Agent.

(c)                This Escrow Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors (including successors by way of merger) and assigns, heirs, administrators and representatives, and shall not be enforceable by or inure to the benefit of any third party except as provided in paragraph (g) with respect to a resignation by the Escrow Agent.

(d)               This Escrow Agreement may be modified by a writing signed by all the parties hereto, and no waiver hereunder shall be effective unless in writing signed by the party to be charged.

4.               Governing Law. This Escrow Agreement shall be governed in all respects by the laws of the State of New York. The parties agree to submit to the jurisdiction and venue of any state or federal court in New York having subject matter jurisdiction over the matter. Service may be made by certified mail, return receipt requested, to the parties at the addresses set forth in paragraph 8 below,

5. Counterparts. This Escrow Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute one Agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or e-mail in pdf format shall be effective as delivery of a manually executed counterpart. Any party so delivering this Agreement shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile or e-mail transmission.

IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be duly executed and delivered, as of the day and year first above written.

BORROWER:

LENDER

ESCROW AGENT:

NEW VENTURE ATTORNEYS, PC

Name Tomer Tal, President